Exhibit 99.1

Tronox Announces Closure of its Pigment Plant in China and Releases Selected Preliminary Fourth Quarter 2025 Financial Results

STAMFORD, Conn., Jan. 26, 2026/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today announced its intent to permanently close its 46,000 metric ton per year TiO2 plant in Fuzhou, China. The closure reflects ongoing weak Chinese domestic demand and increasing costs, particularly for sulfur, a key raw material, plus continued excess Chinese TiO2 production. The operating site currently employs approximately 550 impacted permanent staff. Given the Company’s globally diversified manufacturing footprint, Tronox does not expect that this action will impact its ability to serve customers.

Tronox estimates incurring restructuring and other related charges, primarily in the fourth quarter 2025, of approximately $60-80 million, including $35-45 million of non-cash write-downs related to the shutdown. Cost savings are estimated to exceed $15 million annually.

John D. Romano, Chief Executive Officer, commented, "We thank our colleagues in China for their hard work and dedication over many years. Unfortunately, the prolonged market downturn combined with rising production costs eroded the financial and commercial viability of continued operations. The closure was also necessitated by Chinese competitors’ continued excess production and unsustainable pricing.”

In addition, Tronox is releasing selected, preliminary fourth quarter 2025 financial results. For the fourth quarter 2025, Tronox’s revenue is expected to be $730 million, an increase of 8% compared to the prior year or 4% compared to the prior quarter. Expected revenue of $730 million is comprised of $577 million from TiO2, $78 million from zircon, and $75 million from other products.

Sales of TiO2 and zircon exceeded expectations, with TiO2 volumes increasing 13% year-over-year or 9% sequentially, primarily due to higher volumes in India. Zircon volumes increased 27% year-over-year or 42% sequentially, driven by buyers in China reentering the market earlier than expected. As anticipated, TiO2 pricing declined in the quarter 8% year-over-year, or 2% sequentially, excluding unfavorable mix impact of 2% compared to the third quarter resulting from higher sales to Asia, including Fuzhou-related volumes. Zircon pricing was a greater headwind than anticipated, down 23% year-over-year or 10% sequentially, primarily due to product and segment mix.

Net loss attributable to Tronox is expected to be $176 million, and Adjusted EBITDA is expected to be $57 million. Free cash flow for the fourth quarter 2025 is expected to be $53 million, substantially exceeding our guidance.

Mr. Romano added, “Our fourth quarter volumes were stronger than anticipated, driven by improving market share in regions that successfully implemented antidumping tariffs on the import of Chinese TiO2. While pricing remained challenged in the fourth quarter, market dynamics are changing. TiO2 prices are improving as a result of price increase announcements that went into effect in the first quarter in addition to a favorable mix benefit we expect to see from sales into higher priced regions. Our cost profile remained challenged in the fourth quarter, primarily due to incremental charges as a result of our Stallingborough site taking longer to come back online than anticipated following the announced downtime in the fourth quarter. Excluding the unanticipated headwinds from product mix and the additional Stallingborough downtime, our Adjusted EBITDA would have been in-line with expectations. Our free cash flow for the quarter was $53 million, exceeding expectations, due to the positive impacts to cash from lower inventory levels and other targeted working capital initiates. As pricing and costs improve as a result of actions underway, I expect free cash flow to be positive in 2026. We will provide further details on our expectations for the year on our earnings call in February.”

Mr. Romano concluded, “Additionally, we remain focused on advancing Tronox's minerals processing operations to produce rare earth elements for customers that are critical to the permanent magnet, defense, energy, and advanced technology industries. We continue to progress our work to assess the feasibility of a cracking and leaching facility in Australia to process monazite bearing tailings from our existing mining operations, producing a feedstock intended for a potential U.S. refinery capable of delivering both heavy and light rare earth oxides. This would fulfill our strategy of being a long-term, sustainable, and vertically-integrated mine to oxide supply chain. We will keep investors updated on our progress.”

The selected preliminary unaudited financial results for the quarter ending December 31, 2025 are preliminary, based upon information available as of today and are subject to change and finalization based on completion of all quarter-end close processes.

Note: Refer to the tables at the end of this press release for a reconciliation of Adjusted EBITDA to net income. Investors are cautioned that net income is not finalized and is subject to change, primarily due to the finalization of the income tax provision which would not impact Adjusted EBITDA. For this reason, earnings per share and adjusted earnings per share are not available at this time.

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)

TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

Three Months Ended December 31, 2025

Net loss (U.S. GAAP)	$(177)
Interest expense	54
Interest income	(2)
Income tax benefit	(2)
Depreciation, depletion and amortization expense	82
EBITDA (non-U.S. GAAP)	(45)
Share-based compensation (a)	6
Foreign currency remeasurement (b)	7
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	(11)
Accounts receivable securitization program costs (d)	3
Restructuring and other charges (e)	79
Other items (f)	18
Adjusted EBITDA (non-U.S. GAAP)	$57

(a) Represents non-cash share-based compensation.

(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.

(d) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.

(e) Represents restructuring and other charges associated with the Botlek and Fuzhou plant idling.

(f) Includes noncash pension and postretirement costs, asset write-offs, severance expense, and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash provided by operating activities to free cash flow for the three months ended December 31, 2025:

Three Months Ended December 31, 2025
Cash provided by operating activities	$121
Capital expenditures	(68)
Free cash flow (non-U.S. GAAP)	$53